U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                  FORM 5

             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the Securities Exchange Act of
1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[X]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported
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1. Name and Address of Reporting Person*

     KAZIMIRSKI       SEYMOUR
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     (Last)          (First)          (Middle)
     619 - 11 Ave. SE, Suite 204
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                    (Street)
     Calgary           AB            T2G 0YB
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     (City)          (State)          (Zip)

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2. Issuer Name and Ticker or Trading Symbol

     Advanced ID Corporation    (AIDO)

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3. IRS Identification Number of Reporting Person, if an Entity
(Voluntary)

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4. Statement for Month/Year

     December, 2002

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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

     [X]  Director                         [ ] 10%  Owner
     [ ]  Officer (give  title  below)     [ ] Other(specify below)

          -------------------------          -----------------------
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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form  filed by One Reporting Person
     [ ] Form  filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see
Instruction 4(b)(v).
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

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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1. Title of Security (Instr. 3)

     Class A Common Stock

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2. Transaction Date (Month/Day/Year)

     12/12/03

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2A. Deemed Execution Date, if any (Month/Day/Year)

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3. Transaction Code (Instr. 8)

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4. Securities Acquired (A) or Disposed of (D) (Instr.3, 4 and 5)
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                          (A)or
          Amount          (D)          Price
          ------          -----        -----

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5. Amount of Securities Beneficially Owned at end of Issurer's Fiscal
Year (Instr. 3 and 4)

     259,000

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6. Ownership form: Direct (D) or Indirect (I) (Instr. 4)

     D
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7. Nature of Indirect Beneficial Ownership (Instr. 4)

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FORM 5(continued)

          Table II -- Derivative Securities Acquired, Disposed of, or
                             Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Instr. 3)

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2. Conversion or Exercise Price of Derivative Security

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3. Transaction Date (Month/Day/Year)

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4. Transaction Code (Instr. 8)

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5. Number of Derivative Securities Acquired (A) or Disposed of
(D)(Instr, 3, 4, and 5)
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          (A)          (D)
          ---          ---

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6. Date Exercisable and Expiration Date (Month/Date/Year)
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          Date Excisable          Expiration Date
          --------------          ---------------

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7. Title and Amount of Underlying Securities
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          Title          Amount or Number of Shares
          -----          --------------------------

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8. Price of Derivative Security (Instr. 5)

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9. Number of Derivative Securities Beneficially Owned At End of Year
(Instr. 4)

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10. Ownership Derivative Security: (D) Direct or (I) Indirect (Instr.
4)

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11. Nature of Indirect Benficial Ownership (Instr. 4)

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/s/  Seymour Kazimirski                            2/28/03
-----------------------------------              -----------
  **Signature of Reporting Person                   Date

**   Intentional misstatements or omissions of facts constitute Federal
Criminal
     Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.